EXHIBIT 21

IGEN Networks Corp

Subsidiary Information

IGEN Networks Corporation has a two wholly-owned California subsidiaries:

Name:  Nimbo Tracking LLC

Address:  29970 Technology Drive, Suite 108, Murrieta CA 92563

Formation Number: 201732410071

Date of Formation:  November 13, 2017

Name:  Medallion GPS LLC

Address:  29970 Technology Drive, Suite 108, Murrieta CA 92563

Formation Number: 201808010538

Date of Formation:  March 6, 2018